UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2008

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13582	51-0363307
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 21, 2008, Speedway Motorsports, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Kentucky Speedway, LLC to purchase substantially all of the assets of Kentucky Speedway, LLC, through the assumption or satisfaction of $63,300,000 in debt, the payment of $7.5 million payable in sixty (60) monthly installments of $125,000 beginning thirty (30) days after closing, and the contingent payment of an additional $7.5 million (the “Contingent Payment”). The Contingent Payment would be paid in sixty (60) monthly installments of $125,000 beginning on the first day of the month following the satisfaction of specified conditions. Kentucky Speedway hosts one NASCAR Nationwide Series event, one NASCAR Craftsman Truck Series event, one IndyCar Series event, and other racing events each year. The closing of the acquisition is subject to customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Also, during a 90-day due diligence period beginning on May 21, 2008, the Company may elect to not close and may terminate the Agreement. The Company expects to use available cash and/or borrowings under its May 16, 2003 Credit Agreement, as amended, to fund this acquisition.

Item 8.01.	Other Events.

On May 22, 2008, the Company issued a press release announcing the execution of the Agreement described above.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
99.1	Press Release dated May 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.
(Registrant)

Date: May 22, 2008	By:	/s/ J. Cary Tharrington IV
J. Cary Tharrington IV
Vice President, General Counsel and Secretary